EXHIBIT 99.1

SJW GROUP ANNOUNCES 2016 ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 22, 2017 – SJW Group (NYSE: SJW) today reported financial results for the annual and fourth quarter ended December 31, 2016. Net income was $52.8 million for the year ended December 31, 2016, compared to $37.9 million for the same period in 2015. Diluted earnings per share were $2.57 and $1.85 for the years ended December 31, 2016 and 2015, respectively.

Operating revenue was $339.7 million for the year ended December 31, 2016 compared to $305.1 million in 2015. The $34.6 million increase in revenue was primarily attributable to $28.6 million in cumulative rate increases, a net $6.8 million increase in revenue related to our 2015 California General Rate Case decision in the current year offset by true-up revenue recognized as part of the 2012 California General Rate Case decision in 2015, a $1.7 million change in the net recognition of certain balancing and memorandum accounts, $700,000 increase in Recycled water revenue, and $600,000 in revenue from new customers. These operating revenue increases were partially offset by $3.4 million lower revenue recorded in our Water Conservation Memorandum Account ("WCMA") and $300,000 in lower revenue from real estate operations.

Water production expenses for the year ended December 31, 2016 were $124.3 million compared to $110.6 million in 2015, an increase of $13.7 million. The increase in water production expenses was attributable to $17.0 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by $2.5 million in lower expenses due to an increase in the use of available surface water supplies and $800,000 in lower customer water usage. Operating expenses, excluding water production costs, increased $7.8 million to $122.3 million from $114.5 million. The increase was due to $3.9 million of higher depreciation expenses, $2.5 million in higher maintenance expenses, $907,000 of higher administrative and general expenses, and $456,000 in higher property taxes and other non-income taxes.

Other expense and income in 2016 included the condemnation sale of the Company's real estate investment property in Arizona for a pre-tax gain of approximately $10.0 million and $3.2 million pre-tax gain on the sale of 159,151 shares of California Water Service Group stock. Other expense and income during the same period in 2015 included the sale of multiple real estate properties for a gain of approximately $1.9 million.

The effective consolidated income tax rates were approximately 39% and 38% for the years ended December 31, 2016 and 2015, respectively.

Fourth Quarter Financial Results

Net income for the fourth quarter ended December 31, 2016 was $13.7 million, compared to $16.2 million in 2015. Diluted earnings per share were $0.67 and $0.79 for the quarters ended December 31, 2016 and 2015, respectively.

Operating revenue was $79.3 million in the quarter compared to $87.6 million in 2015. The $8.3 million decrease in revenue was primarily attributable to $3.0 million of 2014 WCMA revenue and $17.5 million of 2015 WCMA revenue that were recorded in the fourth quarter of 2015, offset by $4.0 million in WCMA revenue recorded in the fourth quarter of 2016. In addition, the Company recorded cumulative rate increases of $8.1 million in the fourth quarter of 2016.

Water production expenses for the fourth quarter of 2016 were $31.0 million versus $26.9 million for the same period in 2015, an increase of $4.1 million. The increase in water production expenses was primarily attributable to $4.7 million in higher per unit costs for purchased water, groundwater extraction and energy charges partially offset by $519,000 due to lower customer usage. Operating expenses, excluding water production costs, increased $2.9 million to $31.9 million from $29.0 million. The increase was primarily due to $1.6 million in higher maintenance expenses, $945,000 of higher depreciation expenses due to assets placed in service in 2015, $219,000 in property taxes and other non-income taxes, and $78,000 of higher administrative and general expenses.

Other expense and income in the fourth quarter of 2016 included the condemnation sale of the Company's real estate investment property in Arizona for a pre-tax gain of approximately $10.0 million. No similar sale occurred in the fourth quarter of 2015.

The effective consolidated income tax rates were approximately 37% and 39% for the quarters ended December 31, 2016 and 2015, respectively.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
OPERATING REVENUE	$79,306	87,613	$339,706	305,082
OPERATING EXPENSE:
Production Expenses:
Purchased water	20,108	13,718	72,971	61,089
Power	1,110	921	6,102	6,121
Groundwater extraction charges	6,461	9,187	32,088	31,240
Other production expenses	3,352	3,083	13,167	12,178
Total production expenses	31,031	26,909	124,328	110,628
Administrative and general	12,348	12,270	48,038	47,131
Maintenance	5,394	3,769	17,476	14,956
Property taxes and other non-income taxes	3,008	2,789	12,123	11,667
Depreciation and amortization	11,136	10,191	44,625	40,740
Total operating expense	62,917	55,928	246,590	225,122
OPERATING INCOME	16,389	31,685	93,116	79,960
OTHER (EXPENSE) INCOME:
Interest expense	(5,508)	(5,400)	(21,838)	(22,186)
Gain on sale of California Water Service Group stock	—	—	3,197	—
Gain on sale of real estate investment	10,295	—	10,419	1,886
Other, net	548	443	1,487	1,494
Income before income taxes	21,724	26,728	86,381	61,154
Provision for income taxes	7,997	10,536	33,542	23,272
NET INCOME	13,727	16,192	52,839	37,882
Other comprehensive income (loss), net	107	176	955	(206)
Reclassification adjustment for gain realized on sale of investments, net	—	—	(1,742)	—
COMPREHENSIVE INCOME	$13,834	16,368	$52,052	37,676

EARNINGS PER SHARE:
Basic	$0.67	0.79	$2.59	1.86
Diluted	$0.67	0.79	$2.57	1.85
DIVIDENDS PER SHARE	$0.20	0.20	$0.81	0.78
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,456	20,382	20,440	20,361
Diluted	20,614	20,548	20,589	20,516

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2016	December 31, 2015
ASSETS
Utility plant:
Land	$17,923	17,853
Depreciable plant and equipment	1,554,016	1,438,321
Construction in progress	70,453	45,573
Intangible assets	23,989	22,675
Total utility plant	1,666,381	1,524,422
Less accumulated depreciation and amortization	520,018	487,659
Net utility plant	1,146,363	1,036,763

Real estate investments	62,193	74,461
Less accumulated depreciation and amortization	11,734	13,027
Net real estate investments	50,459	61,434
CURRENT ASSETS:
Cash and cash equivalents	6,349	5,239
Restricted cash	19,001	—
Accounts receivable and accrued unbilled utility revenue	53,795	46,851
Current regulatory assets, net	16,064	16,542
Other current assets	4,402	4,744
Total current assets	99,611	73,376
OTHER ASSETS:
Investment in California Water Service Group	3,390	6,030
Regulatory assets, net	135,709	152,021
Other	7,844	7,701
	146,943	165,752
	$1,443,376	1,337,325

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$21	21
Additional paid-in capital	81,715	79,231
Retained earnings	338,386	302,220
Accumulated other comprehensive income	1,524	2,311
Total stockholders' equity	421,646	383,783
Long-term debt, less current portion	433,335	377,187
Total capitalization	854,981	760,970
CURRENT LIABILITIES:
Line of credit	14,200	34,600
Current portion of long-term debt	125	3,491
Accrued groundwater extraction charge, purchased water and purchased power	10,846	7,163
Accounts payable	18,739	16,196
Accrued interest	6,309	6,193
Other current liabilities	13,354	11,980
Total current liabilities	63,573	79,623

DEFERRED INCOME TAXES	205,203	198,775
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	236,391	217,766
POSTRETIREMENT BENEFIT PLANS	70,177	70,230
OTHER NONCURRENT LIABILITIES	13,051	9,961
	$1,443,376	1,337,325

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